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                                                                 Exhibit 10 (vi)

                           JEFFERSON-PILOT CORPORATION
                            SUPPLEMENTAL BENEFIT PLAN


         Jefferson-Pilot Corporation (the "Corporation") hereby adopts this amended and restated Supplemental Benefit Plan effective as of January 1, 2000, for the purpose of providing eligible Participants with certain benefits in addition to those provided by the Corporation's qualified retirement plans.

1. Interpretation and Intent. This Supplemental Benefit Plan is established and intended to provide benefits to eligible employees and agents as an unfunded excess benefit plan, as defined in 29 U.S.C. ss.1002 (36), and as an unfunded employee benefit plan maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees or agents.

2. Definitions. For purposes of this Supplemental Benefit Plan, the following definitions shall apply:

     a. "Basic Plan" means the Corporation's qualified retirement plan or plans, or the qualified retirement plan or plans of any of its subsidiaries, in which an eligible employee or agent is participating.

     b. "Participant" means (i) with respect to any employee or full-time agent of the Corporation or of any insurance company subsidiary, a person who is entitled to a Supplemental Benefit by virtue of the application of the formula set forth in Section 3 of this Plan or who is granted a Special Supplemental Benefit under Section 4 of this Plan; and (ii) with respect to any employee of Jefferson-Pilot Communications Company, any individual who is designated by action of the Board of Directors as being entitled to a Supplemental Benefit by virtue of the application of the formula set forth in Section 3 of this Plan or a Special Supplemental Benefit under Section 4 of this Plan. "Participant" will, when necessary, also include a spouse or designated beneficiary.

     c.   The term "Code" means the Internal Revenue Code of 1986, as amended.


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     d.   All other terms used in this plan shall, unless the context indicates otherwise, have the same meaning as used in the Applicable Basic Plan.

1. Supplemental Benefit. With respect to any and all Basic Plans which are defined benefit plans, the term "Supplemental Benefit" shall mean, with respect to any Participant, the excess, if any, of the amount determined under subparagraph (a) over the amount determined in subparagraph (b). With respect to any and all Basic Plans which are defined contribution plans, the term Supplemental Benefit shall mean, with respect to any Participant, the excess, if any, of the amount determined under subparagraph (c) over the amount determined in subparagraph (d). Provided, however, that no employee shall be entitled to receive, in connection with the Corporation's 401(k) / Gainshare Plan, any Supplemental Benefit because of limitations imposed by the Code on employee deferrals, employer matching contributions, employer contributions, eligible compensation, or otherwise.

     a. The amount of retirement benefits or other benefits which would have been payable to such person under the generally applicable benefit formulae of the Basic Plan at the time such benefits commence without regard to the limitations imposed on such amount as a result of the limitations on retirement benefits under Section 415 of the Code, the limitation on compensation that may be taken into consideration under
          Section 404 (1) of the Code, or any subsequent statute or regulation of similar import. Provided, however, that the amount determined under this subparagraph (a) shall be reduced to the extent, if any, that the limitations under Section 415 of the Code apply because of voluntary contributions made by the Participant under the Basic Plan.

     b. The amount of retirement benefits or other benefits actually payable to such person at the time such benefits commence under the Basic Plan.

     c. The amount of employer contributions which the Participant would be entitled to have contributed on his/her behalf for the Plan Year without regard to the limitations on retirement benefits or contributions under Section 415 of the Code, the limitation on compensation that may be taken into consideration under 404 (1) of the code or any similar statute or regulation of similar import. Employer contributions for this purpose do not include deemed employer contributions, such as contributions actually made by the employee pursuant to a salary reduction agreement or some similar


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          arrangement. Provided further that the amount determined under this subparagraph (c) shall be reduced to the extent, if any, that the limitations under Section 415 of the Code apply because of voluntary contributions made by the Participant under the Basic Plan.

     d. The amount actually contributed by the employer as an employer contribution on behalf of the Participant for the Plan Year in question.

1. Special Supplemental Benefit. The Compensation Committee of the Board of Directors of the Corporation or of any subsidiary may, in its sole discretion, identify eligible employees or agents for a Special Supplemental Benefit. Without limiting the discretion of the Committee, such special benefits may include deferred bonuses or compensation, early retirement incentives, or benefits based on vesting or participation standards different from the identified employee's or agent's Basic Plan. The award of a Special Supplemental Benefit to a Participant with regard to any time period shall not vest in such employee or agent any right or entitlement to participation during any subsequent time period, except as specifically authorized by the Compensation Committee.

2. Time and Form of Payment of Plan Benefits. Any benefit payable to a Participant, Spouse or Beneficiary under this Plan shall be paid to such person beginning on his/her benefit commencement date in the same form as the benefit payable to such person under the Basic Plan. Provided, however, the Compensation Committee may, in its sole discretion, require or permit the payment to, or on behalf of, an eligible Participant to be made in the form of a lump sum distribution.

3. Corporation's Determination. Although this Supplemental Benefit Plan is an ERISA plan, under Department of Labor Regulation ss.2520.104-23, the Supplemental Benefit Plan is exempt from various ERISA requirements including, but not limited to, the requirements that Participants be provided annual statements of accrued benefits and annual financial reports. The Corporation's determination in good faith of the amount of any benefit credited or payable to any Participant, to the Spouse of any Participant or to any Beneficiary hereunder shall be final and binding for all purposes with respect to the benefits payable to such Participant, Spouse or Beneficiary. The Pension Committee is responsible for operating the Supplemental Benefit Plan in accordance with its terms. Any disputes as to the eligibility to participate, or the amount of benefits payable, shall be resolved using the same procedures that would otherwise be applicable under the applicable Basic Plan.


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4. Termination.

     a. The Corporation reserves the right to terminate this Supplemental Benefit Plan, provided, however, that the portion of any benefit accrued for any Participant to the time of such termination which would have constituted a supplemental benefit as defined herein at the time payments would have commenced hereunder had this Plan not been terminated shall nonetheless be paid as if this Plan were still in existence.

     b. Termination of a Participant's Basic Plan shall automatically terminate this Supplemental Benefit Plan as to that Participant but upon such termination the portion of any supplemental benefit otherwise payable in accordance with subparagraph (a) shall be paid.

     c. Any benefits under this Paragraph 7 shall be payable at the same time and in the same manner as benefits under the Basic Plan.

1. Funding of Plan. This Supplemental Benefit Plan shall be unfunded and all benefits payable hereunder shall be paid by the Corporation. The Corporation shall have no obligation to establish any fund or purchase any annuity or other contract to provide the monies required by the Corporation to pay benefits hereunder. If any such fund is established or any such contract is purchased, such fund or contract shall be the sole property of the Corporation, and no Participant shall receive or be entitled to any rights with respect to such fund or contract but shall rely solely on the general obligations and credit of the Corporation to carry out the terms of this Supplemental Benefit Plan.

2. No Assignment. A Participant's rights and interests under this Plan may not be assigned or transferred.

3. No Employment Rights. No employee, agent or other person shall have any claim or right to be granted participation or benefits in this Plan. Nor shall this Plan be construed as giving any employee or agent any right to retain employment, or to remain under contract, with the Corporation.

4. Future Services. Subject only to the rights reserved to the Corporation in this Plan, this Supplemental Benefit Plan shall constitute a binding obligation of the Corporation to each person entitled to benefits hereunder and is entered into by


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the Corporation in consideration of the anticipated future services of its employees and agents.

5. Existing Plans. This Plan amends, restates and supersedes the Jefferson-Pilot Corporation Supplemental Benefit Plan as originally adopted on October 6, 1995, and as subsequently amended. The Corporation confirms any and all supplemental benefits and special supplemental benefits to this date granted under the predecessor Plan, including any and all supplemental benefits and special supplemental benefits granted under the predecessor plans adopted by Jefferson-Pilot Life Insurance Company or Jefferson-Pilot Communications Company, and all such benefits shall be heretofore payable under the terms of this Plan.




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